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                                                                 EXHIBIT 10.2.1



                   AMENDMENT TO MASTER AGREEMENT AND SCHEDULE

This is an Amendment (the "Amendment"), with an effective date of June 1, 2000, to that Master Agreement between Netzee, Inc. ("Netzee") and The Bankers Bank (the "Bankers Bank") with an effective date of March 1, 2000 (the "Original Agreement"; and, as amended by this Amendment, the "Amended Agreement"), pertaining to an Internet/Intranet based banking product referred to as the "Link," Link Product" or "System" in the Original Agreement which is designed to provide Correspondent Banking Institutions which are Bankers Bank's customers - sometimes referred to as "Participating Banks," with means to communicate electronically with Bankers Bank and perform certain electronic banking transactions. Capitalized terms used and not defined herein shall have the meaning given in the Original Agreement.

A License/Services Schedule with an Effective Date of March 1, 2000 was also entered into by the parties as an Addendum to the Master Agreement (the "Original Addendum"; and, as amended by this Amendment, the "Amended Addendum").

As more specifically provided in this Agreement, the parties have agreed that prior to the occurrence of a Trigger Event (as defined below) Banker' Bank will be allowed, alone or in collaboration with The Independent BankersBank (the "Host Partner"), to host, maintain and customize the Link for the benefit of its or their respective Participating Banks ("Authorized Participating Banks"), using equipment and resources independently provided or procured, and allowed additional rights after the occurrence of a Trigger Event, all as more particularly set forth below, and accordingly the parties desire to amend the terms of the Original Agreement and the Original Addendum as follows:

(1) Promptly following execution of this Amendment, Bankers Bank will pay Netzee the sum of $1,100,000. Of this amount, $262,963 is to cover services previously rendered and work product previously delivered by Netzee to Bankers Bank in the months of March, April and May 2000; and the remainder, $837,037 (the "Transition Fee"), is in consideration of the rights and licenses granted in Paragraph (2) below and the services to be provided by Netzee pursuant to Paragraph (3) below. Such payment is non-cancelable and non-refundable.

(2) For the purposes of this Amendment, the "Escrowed Software" shall mean the software commonly known as the Link that has the features set forth below and as such features have been subsequently added to or enhanced by or on behalf of Netzee on or before June 30, 2000:


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ACCOUNT DELIVERY

FUNDS TRANSFER

         Bank to Bank Transfer
         Internal Transfer
         Local Clearing
         Recurring Wire Table

INTERNATIONAL WIRE

         Exchange Rates
         Foreign Drafts
         Recurring Table

ACH

         ACH Received
         ACH Origination
         ACH Return/Notice of Change
         Recurring Table
         EFTPS
         ENR

INVESTMENTS

         Increase/Decrease Fed Funds
         Investments Research Requests
         Corporate Sweep Messages
         Securities Purchased and Sold
         Stock Order or Sale
         Pledge & Repo/Resell Maintenance
         Treasury Fund Factor
         Messages
                  Fed Fund Rates
                  T-Bill Rates
                  Wallstreet Report
                  Investment Broadcast Reports
                  Bond Portfolio Reports
                  Transaction Advices
                  Safekeeping Income Report

FILE DELIVERY

         MICR Delivery
         Open Case
         Case Inquiry
         Cash Letter Worksheet
         Reports
                  Check Adjustment Advice
                  Cash Letter Availability

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                  Over Night Fed Fund Report

FRB SERVICES
         Coin/currency Order & Shipment
         COIN/CURRENCY ORDER & Shipment Notification
         Large Dollar Return Item
         Recurring Savings Bond Table
         Series EE and I
         T T & L Report
         FR2900 Import

NOTIFICATIONS
         FR2900 Confirmation
         FED ACH Advice
         Fed Funds Sold & Purchased
         Weekly Fed Fund Re-Cap
         Incoming & Outgoing Wire Advices
         Internal Transfer Advice
         Miscellaneous Entry Advice
         Savings Bond Order Advice
         T T & L Advice

STATEMENT DELIVERY

         Account Analysis
         FRB Statement
         Daily and Weekly Account Statements
         FRB Charges

EVENT NOTIFICATION

DETAILED ADMINISTRATION CONTROLS

To the extent consistent with the foregoing and existing and available for Netzee to provide Bankers Bank, the Escrowed Software shall include, without limitation, copies of the Host Software; the Client Software; any existing technical manuals associated with the Escrowed Software; existing maintenance tools (such as test programs and program specifications); tools and documentation used in the administration of the Escrowed Software, existing menu and support programs and subroutine libraries in source and object code form; existing compilation procedures in human and machine readable form; existing execution procedures in human and machine readable form; existing end user documentation; and existing system flow charts, programmers' notes, program flow charts, file layouts, report layouts, and screen layouts. Unless otherwise expressly qualified, Escrowed Software shall include such software in its source code and object code forms.

Netzee hereby grants to Bankers Bank the following nonexclusive, royalty free rights and licenses:


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         (a)      to load, store, use, operate, and make copies of the Escrowed
                  Software (including any Modifications, as hereinafter defined) for Bankers Bank's internal operations and, to the extent so authorized by Bankers Bank, the operations of Authorized Participating Banks (the "Users");

         (b) to market, distribute, and sublicense to Users the Client Software and any other portions of the Escrowed Software (including any Modifications) necessary or reasonably appropriate to the use of the Escrowed Software (including any Modifications) and its functionality by Authorized Participating Banks;

         (c) to provide support and maintenance services for the Escrowed Software (including any Modifications) to Users;

         (d) to grant licenses to use the source code and other portions of the Escrowed Software (including any Modifications) to Users in accordance with source code escrow agreements, which licenses are contingent on the occurrence of Bankers Bank's insolvency, bankruptcy, contract default, failure to maintain or modify the Escrowed Software, or similar circumstances;

         (e) to compile, assemble, and otherwise transform source code portions of the Escrowed Software (including any Modifications) into object code;

         (f) to alter, revise, modify, enhance, update and create other modifications to the Escrowed Software (collectively, "Modifications"), provided Netzee shall have no responsibility with regard to the production, implementation, use or performance of such Modifications; and

         (g) to make and allow Users to make back up and archival copies of the Escrowed Software (including Modifications).

The term of the licenses granted under this Amendment is perpetual, unless earlier terminated as a result of a default under the Amended Agreement. Except as provided in Paragraph 1 above, Netzee acknowledges and agrees that no fees or royalties are currently or will in the future be payable under the Amended Agreement, unless Bankers Bank requests and Netzee agrees to provide additional services. The Users may utilize the services of independent service providers, contractors or facility managers and, in connection with such services, provide them access to the Escrowed Software to maintain and/or modify, or access and/or operate on the User's behalf, any hardware of the Users or their suppliers, other software owned or licensed by any User, and/or the Escrowed Software, provided that use of the Escrowed Software is solely by or for the Users. As a condition of each independent service provider's access to the Escrowed Software, the independent service provider shall execute a confidentiality agreement with the applicable User in which the independent service provider agrees to use the Escrowed Software, and information obtained from the applicable User concerning the Escrowed Software, only to perform services for the applicable User, and agrees not to disclose any information concerning the Escrowed Software to any third party.


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Netzee will provide to Bankers Bank a copy in acceptable form of the Escrowed
Software. Netzee will also provide to Bankers Bank, to the extent such information is available or can be reasonably obtained, a list of the third party systems, equipment, and software programs required for use and/or support of the Escrowed Software. Bankers Bank shall be the exclusive owner of all right, title, and interest (including, without limitation, all copyright, patent, trade secret and other intellectual property rights) in and to all Modifications to the Escrowed Software created by or on behalf of Bankers Bank (provided that, in such regard, the ownership pertains to newly added or changed material or content, as opposed to pre-existing material or content, the ownership of which is retained by Netzee, and provided further that, if Netzee participates in creation of such Modifications, Netzee retains its rights to those portions of such Modifications that Netzee creates unless otherwise so agreed in the context of the particular transaction). Both parties agree to perform, during or after term of this Amended Agreement, such further deliveries or execute such further instruments as may be necessary or desirable to transfer, perfect and defend each party's respective ownership rights in the Escrowed Software and any Modifications thereto as contemplated by the Amended Agreement, as requested by either party.

Until the occurrence of a "Trigger Event" (defined below), use of the Escrowed Software by the Users shall be limited to the internal business requirements of such Users. Until the occurrence of a Trigger Event (but not thereafter), Bankers Bank agrees not to license, or provide services using, the Escrowed Software to any correspondent bank that is or becomes a licensee of Netzee or of other business organizations licensed or engaged by Netzee with respect to the same or similar software or services.

Upon the occurrence of a Trigger Event Bankers Bank is further granted the nonexclusive, royalty free rights and licenses to market, distribute, and sublicense, either directly or through resellers, value added resellers, distributors, original equipment manufacturers, and similar entities and/or provide services regarding the Escrowed Software (including any Modifications) to bankers banks in addition to the Host Partner, and to banks which are customers of such other bankers banks, whereupon such further bankers banks and such other banks shall be deemed additional "Users" for purposes of this Agreement.

For the purposes of this Amendment, a "Trigger Event" means one or more of the following occurrences:

         (a) Netzee files for relief under the federal Bankruptcy Code, or any action is filed against Netzee under such Code and such action is not cured within 30 days;

         (b) Netzee enters into a general assignment for the benefit of creditors;

         (c) Netzee otherwise substantially ceases doing business, without any successor organization undertaking such business; or

         (d) A Trigger Event shall be deemed to have occurred on and at all times after June 30, 2005.


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The rights and licenses granted in this Paragraph (2) are irrespective of the fact that the conditions for release set forth in Section 7 of the Original Agreement has not been met, and, to the extent expressly set forth herein, will supersede the provisions of Section 7 of the Original Agreement, as well as any other agreement providing for the license, reversion or release of the Software to Banker's Bank.

The Bankers Bank will deliver to Netzee within fifteen (15) days after the end of each calendar quarter (ending March 31, June 30, October 31, and December 31) a certificate of an officer of Bankers Bank indicating the name and number of Participating Users of Bankers Bank, except that the names (but not the numbers) do not have to be provided in the event Netzee at any time incurs a change of control of Netzee sufficient that the new controlling entity or entities are able to change a majority of the Board of Directors of Netzee, whether by virtue of a merger or consolidation with, a sale of all or substantially all of its assets to, or otherwise.

(3) Netzee shall provide the following transition support to one or both Bankers Bank and Host Partner, as they direct:

         (a) Assistance with delivery of the Software and information described in Paragraph (2) above.

         (b) Knowledge transfer with regard to status of development of features and options currently included or planned for the Escrowed Software.

         (c) Reasonable cooperation of technical personnel of Netzee, as available.

         (d) Periodic consultation and support with regard to core business processes included in the Escrowed Software, to the extent known and available from Netzee as part of its normal business.

                  The parties will confer monthly with regard to scheduling and circumstances of support to be provided to Bankers Bank and the Host Partner. The foregoing support will be provided jointly to Bankers Bank and the Host Partner. The Transition Fee shall be considered earned in equal monthly amounts between June 1, 2000 and February 28, 2001.

(4) Except as provided in Paragraphs (3) above and (5) below, Netzee will have no responsibility to provide Services of any nature to Bankers Bank or Participating Users. In no event will Netzee have any continuing obligation to Bankers Bank or Participating Users after February 28, 2001. Bankers Bank and the applicable Participating Users shall hereafter have sole responsibility for creation, testing, implementation and support of the System, and Bankers Bank will hold Netzee harmless from any obligation or liability arising from such operation and activity. The Maintenance Agreement, scheduled to commence March 1, 2001, is terminated.


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(5)      Netzee warrants to Bankers Bank as follows:

         (a) Netzee owns or has acquired rights to all proprietary interests in the Escrowed Software necessary to grant the rights set forth in this Amendment. This subparagraph (a) shall not supercede any warranty or indemnification of either party previously entered with respect to the ownership or right to license the Escrowed Software or any part thereof.

         (b) The Escrowed Software is not subject to any lien, security interest, or similar instrument or conveyance that could have the effect of terminating Bankers Bank's license rights hereunder without Bankers Bank's written consent.

(6) Except as provided in this Amendment, the Original Agreements shall remain in effect.



THE BANKERS BANK




BY: /S/ KEVIN TWEDDLE
    -------------------------
    KEVIN TWEDDLE




NETZEE, INC.




BY: /S/ RICHARD S. EISWIRTH
    -------------------------
     RICHARD S. EISWIRTH




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